Coopers              Coopers & Lybrand, L.L.P.
& Lybrand            a professioan serices firm





We consent to the incorporation by reference in the registration statements of Intelligent Decision Systems, Inc. and Subsidiaries (a Development Stage Company) on Forms S-3 (File Nos. 333-3437 and 333-10175) and S-8 (File Nos. 333-20261 and 333-24853) of our report, dated August 27, 1997, on our audit of the consolidated financial statements and financial statement schedule of Intelligent Decision Systems, inc. as of June 30, 1997, and for the year ended June 30, 1997, which report is included in this Annual Report on Form 10-KSB.



/s/ Coopers & Lybrand L.L.P.

Grand Rapids, Michigan
September 29, 1997